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                                                                     EXHIBIT 5.1
                                                                     -----------

                              LOWENSTEIN SANDLER PC
                                ATTORNEYS AT LAW



February 28, 2003


Electric Fuel Corporation
632 Broadway, Suite 301
New York, New York 10012

Dear Sirs:


         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 11,804,068 shares of common stock (the "Shares"), par value $.01 per share (the "Common Stock"), of Electric Fuel Corporation, a Delaware corporation, comprised of (i) 3,637,301 shares of Common Stock which are issued and outstanding (the "Outstanding Shares"), (ii) 3,500,100 shares of Common Stock which are issuable upon exercise of warrants ("Warrants") and (iii) 4,666,667 shares of Common Stock which are issuable upon conversion of debentures ("Debentures"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and that the Outstanding Shares have been, and the Shares issuable upon exercise of the Warrants and Debentures will be, when sold, paid for and issued as contemplated by the terms of the Warrants and Debentures (as the case may be), duly and validly issued and fully paid and nonassessable.

         This opinion is limited to the provisions of the Delaware General Corporation Law.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC


LOWENSTEIN SANDLER PC






65 LIVINGSTON AVENUE  ROSELAND, NEW JERSEY   TELEPHONE       www.lowenstein.com
                      07068-1791             973.597.2500
                                             FAX 973.597.2200


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